UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CATALYST GROUP HOLDINGS CORP.
 (Exact name of registrant as specified in its charter)

Delaware	6719	26-3142811
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

CATALYST GROUP HOLDINGS CORP.
1739 Creekstone Circle
San Jose, California 95133
(408) 691-0806
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

SPIEGEL & UTRERA, P.A.
9 East Loockerman Street, Suite 3A
Dover, Delaware 19901
(302) 744 – 9800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Attn.: Samuel E. Whitley Whitley Law Group, P.C. 11767 Katy Freeway, Suite 425 Houston, Texas 77079 (281) 206 – 0432 Ext. 301 Telephone (866) 512 – 7794 Facsimile

Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐__________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐_________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐__________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered	Proposed Maximum Aggregate Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, $0.001 par value per share	1,000,000 shares	$2.50	$2,500,000	$178.25

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2010

PRELIMINARY PROSPECTUS
1,000,000 Shares

CATALYST GROUP HOLDINGS CORP.

Common Stock

This prospectus relates to the public sale of up to 1,000,000 shares of our common stock, par value $0.001 per share (“Common Stock”) by Catalyst Group Holdings Corp. (“Catalyst”, the “Company”, “we”, or “us”). We propose to sell the stock offered in this prospectus for $2.50 per share.

Our Common Stock is not currently traded. We plan to seek one or more market makers to quote our stock on the Over-the-Counter OTCBB (“OTCBB”) operated by the NASDAQ Stock Market, Inc. However, there is no assurance that a market maker will quote our Common Stock or that there will be sufficient liquidity for our Common Stock. As a result, we cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Investing in our Common Stock involves risks. See “Risk Factors” starting on page 4.

Our principal executive offices are located at 1739 Creekstone Circle, San Jose, California 95133. Our phone number is (408) 691 – 0806.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2010.

_________________________________________

You should rely only on the information contained in this document and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Dealer Prospectus Delivery Obligation

Until March 10, 2010 (25 days after commencement of this offering), all dealers that buy, sell, or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our Common Stock. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, we use the terms “Catalyst,” “Company,” “we,” “us” and “our” in this prospectus to refer to Catalyst Group Holdings Corp. and its consolidated subsidiaries.

PROSPECTUS SUMMARY

You should read this Prospectus Summary together with the more detailed information contained in this prospectus, including the risk factors and financial statements and the notes to the financial statements. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include those discussed in the Risk Factors section and elsewhere in this prospectus.

History

We were incorporated in Delaware. Before September 29, 2009, our corporate name was Pop Starz Ventures 3, Inc. We had only nominal assets and operations and were therefore classified as a shell company.

On November 6, 2009, we entered into an agreement (the “Agreement”) with Real Estate Promotional Services, Inc., (“REPS”), a recently formed Florida corporation, whereby we agreed to purchase all of the issued and outstanding shares of common stock of REPS in consideration for the issuance of a convertible debenture in the amount of $250,000. The convertible debenture provides for interest at the rate of 10% per annum and will be due and payable six months from the closing date of the transaction. The debenture may be converted into shares of the Company’s common stock at the conversion rate of $1.00 per share at the option of either the Company or Jeff Crowe, the sole shareholder of REPS. The historical operations of the company were conducted in a sole-proprietorship called REPS.

As part of this transaction, we changed our name from Pop Starz Ventures 3, Inc. (our previous name) to Catalyst Group Holdings Corp. (our current name). Catalyst has two subsidiaries, REPS and Catalyst Biofuels, Inc. (“Catalyst Biofuels”).

REPS

REPS is a printing company that designs and delivers marketing collateral for the real estate industry and individual/small businesses. Our products include postcards, brochures, business cards, and Web site development.

A large percentage of REPS’ revenue comes from real estate agents. REPS intends to diversify its client base to more individuals and small businesses. The sales cycle for REPS is very rapid; most orders are produced and sold in two days. As a result, REPS’ business is scalable.

The revenue in 2008 was $406,679 with a $29,175 profit and revenue in 2007 was $505,726 with a loss of $87,817.

Catalyst Biofuels

Catalyst Biofuels is a recently formed Canadian corporation which intends to engage in the production and sale of biodiesel (known in the industry as B100).

Catalyst Biofuels currently has a contract with Methes Energies Canada Inc., an outsourced service provider that will supply Catalyst Biofuels with a fully automated continuous flow biodiesel processor. This system offers the flexibility of using a wide variety of feedstock options.

Catalyst Biofuels intends to sell its product through fuel distributors in Canada and the United States.

Catalyst Biofuels is not currently operating and therefore has no revenue.

Offering

In this offering, we are offering for sale to the public 2,500,000 shares of our common stock, $0.001 par value per share, for $1.00 per share. We are selling these shares on a self-underwritten, best efforts basis. The proceeds from this sale will be used for general working capital for Catalyst, REPS, and Catalyst Biofuels.

Shares of Common Stock outstanding per the 10K	1,045,000

Additional shares of Common Stock issued subsequent to August 31, 2009	3,614,625

Total shares of Common Stock offered	1,000,000

Total shares of Common Stock to be outstanding after the Offering (assuming all New Warrants have been exercised in cash)	5,659,625

Summary Consolidated Financial Data

See pro-forma financial statements

An investment in our common stock is subject to significant risks. You should carefully consider the information set forth in the "Risk Factors" section of this prospectus as well as other information set forth in this prospectus, including our financial statements and related notes.

There is no minimum purchase requirement for prospective stockholders and no arrangement to place funds in an escrow, trust, or similar account. Because the funds are being placed in a general corporate account rather than an escrow account, creditors of the company could try to attach, and ultimately be successful in obtaining or attaching the funds before the offering closes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.

These forward-looking statements are only predictions.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to materially differ from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  We have described in the “Risk Factors” section and elsewhere in this prospectus the principal risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to update any forward-looking statement to reflect events or developments after the date on which the statement is made or to reflect the occurrence of unanticipated events except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus, and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

RISK FACTORS

The following is a summary of certain material risks facing our business that should be carefully considered along with the other information contained or incorporated by reference in this prospectus. If any other material risks of which we are unaware later occur or become material, our business, financial condition, and operating results could be materially harmed.

Risks Related to our Business

Our revenues and profitability are heavily dependent on prevailing prices for our products and raw materials; if we are unable to pass cost increases along to our customers our margins and operating income may decrease.

REPS’ revenue, gross margins and cash flow from operations are substantially dependent on the prevailing prices we receive for our products and the cost of our raw materials, neither of which we control. The factors influencing the sales price of printed materials include the supply price of paper and demand of our products and competition.

The price of paper, our principal raw material, is subject to market volatility as a result of numerous factors including, but not limited to, general economic conditions, weather, transportation delays and other uncertainties that are beyond our control. Due to such market volatility, we generally do not, nor do we expect to, have long-term contracts with our suppliers. As a result, we cannot assure you that the necessary raw materials will continue to be available to us at prices currently in effect or acceptable to us. In the event raw material prices increase materially, we may not be able to adjust our product prices, especially in the short-term, to recover such cost increases.  If we are not able to effectively pass these cost increases along to our customers, our margins will decrease and our operating income will suffer accordingly.

Our inability to continue to market our existing products and develop new products to satisfy our consumers’ changing preferences could materially adversely affect our operations and revenues.

The printing industry is subject to changing consumer preferences. Increase in use of Internet marketing and other shifts in consumer preferences may adversely affect us if we misjudge such preferences. In addition, sales are substantially dependent upon awareness and market acceptance of our products and brand by our targeted consumers.  We may be unable to achieve volume growth through product and packaging initiatives. We also may be unable to penetrate new markets. If our revenues decline, our business, financial condition and results of operations will be adversely affected.

The recent downturn in the real estate industry has had and may continue to have an adverse effect on our business

Approximately 80% of REPS’ revenues come from sales to real estate agents in the San Francisco Bay area. The real estate industry in general, and in California in particular, has been significantly affected by the recent economic downturn. The decline in sales volume in the San Francisco Bay area has led to a decline in sales for REPS’ products. If these economic conditions continue, then REPS’ revenues could continue to decrease.

Our success depends substantially on the continued retention of certain key personnel and our ability to hire and retain qualified personnel in the future to support our growth.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all. As a result, our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. While we depend on the abilities and participation of our current management team generally, we have a particular reliance upon Mr. Jeffrey Crowe, Chief Executive Officer of REPS. The loss of the services of Mr. Crowe for any reason could significantly impact our business and results of operations.

The relative lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team lacks public company experience, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”). Such responsibilities include complying with federal securities laws and making required disclosures on a timely basis. Our senior management may not be able to implement programs and policies in an effective and timely manner that adequately respond to the increased legal, regulatory and reporting requirements associated with being a publicly traded company. Our failure to comply with all applicable requirements could lead to the imposition of fines and penalties and distract our management from attending to the growth of our business.

We may not have adequate or effective internal accounting controls.

We are constantly striving to improve our internal accounting controls. We hope to develop adequate internal accounting controls to budget, forecast, manage and allocate our funds and account for them. There is no guarantee, however, that any such improvements will be adequate or successful or that such improvements will be carried out on a timely basis. REPS has historically had a basic, loosely controlled bookkeeping system. As a result of these factors, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet the standards required by Generally Accepted Accounting Practices (“GAAP”) and the Securities and Exchange Commission (“SEC”).

SEC rules adopted pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal control over financial reporting, and attestation of this assessment by the Company’s independent registered public accountants. The requirement that management perform an assessment of internal controls over financial reporting first applied to our Annual Report on Form 10-K for the fiscal year ending August 31, 2009 and the attestation requirement of management’s assessment by our independent registered public accountants will first apply to our Annual Report on Form 10-K for the fiscal year ending August 31, 2010. The standards that must be met for management to assess the internal control over financial reporting as effective are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards. Our lack of budget to cover the costs associated with Section 404 implementation may cause us to declare an adverse opinion on the internal controls audit. If, in the future, management identifies one or more material weaknesses in our internal controls over financial reporting, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

Our operating history may not serve as an adequate basis to judge our future prospects and results of operations.

Although REPS revenues have grown since its inception, we cannot guarantee that we will maintain profitability or that we will not incur net losses in the future. We will continue to encounter risks and difficulties including the potential failure to:

•	obtain sufficient working capital to support our expansion;

•	expand our product offerings and maintain the high quality of our products;

•	manage our expanding operations and continue to fill customers’ orders on time;

•	maintain adequate control of our expenses allowing us to realize anticipated revenue growth;

•	implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed;

•
anticipate and adapt to changing conditions in the industry resulting from changes in mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of the foregoing risks, our business may be materially and adversely affected.

We will encounter substantial competition in our business and any failure to compete effectively could adversely affect our results of operations.

There are currently a number of well-established companies producing products that compete directly with our product offerings, and some of those competitors have significantly more financial and other resources than we possess. We anticipate that our competitors will continue to improve their products and to introduce new products with competitive price and performance characteristics. Aggressive marketing or pricing by our competitors or the entrance of new competitors into our markets could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to successfully introduce new products, which could decrease our profitability.

Our future business and financial performance depends, in part, on our ability to successfully respond to consumer preference by introducing new products and improving existing products. We incur significant development and marketing costs in connection with the introduction of new products. Successfully launching and selling new products puts pressure on our sales and marketing resources, and we may fail to invest sufficient funds in order to market and sell a new product effectively.  If we are not successful in marketing and selling new products, our results of operations could be materially adversely affected.

We may need additional capital to fund our future operations and, if it is not available when needed, we may need to reduce our planned development and marketing efforts, which may reduce our sales revenues.

We believe that our existing working capital, along with cash from operations, will allow us to meet our working capital requirements for 2010.  However, if cash from future operations is insufficient, or if cash is used for other currently unanticipated uses, we may need additional capital from outside sources. Our ability to raise capital in the future will depend on a number of factors, including our financial condition and results of operations and the conditions in the relevant financial markets. We cannot assure you that additional capital, if required, will be available on acceptable terms, or at all. If we are unable to obtain financing on a timely basis and on acceptable terms, we may be required to reduce the scope of our planned expansions, product development and marketing efforts, and in turn our financial position, competitive position, growth and profitability may be adversely affected.

To the extent that we do raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities would result in dilution of the shares held by existing stockholders and could provide purchasers certain rights, preferences and privileges senior to our Common Stock.

We may not be able to effectively control and manage our growthin order to meet demand, and a failure to do so could adversely affect our operations and financial condition.

If our business and markets continue to grow and develop, it will be necessary for us to finance and manage our growth effectively in order to meet demand. In addition, we may face challenges in expanding our current facilities, integrating acquired businesses with our own, and managing expanding product offerings. We may not respond quickly enough to the increased demands caused by such growth on our existing management, workforce and facilities. Failure to effectively deal with such increased demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

We may not be able to raise sufficient capital to grow our business or continue operations.

We hope to raise $2,500,000 in this offering. However, even if we are able to sell the entire offering, this amount may not be enough to grow our business and fund our operations. In particular, we plan on infusing a large amount of capital into Catalyst Biofuels. However, Catalyst Biofuels may require more capital than we have projected. In addition, we will be unable to deploy any capital invested into Catalyst Biofuels for other corporate uses, even if those uses are more profitable.

Governmental regulations affecting the import or export of products could negatively affect our revenues.

    Canada has imposed controls, license requirements, and restrictions on the development of the biofuels that Catalyst Biofuels plans to sell.  Governmental regulation, or our failure to obtain required approval for our products could harm our international and domestic sales and adversely affect our revenues.  In addition, failure to comply with such regulations could result in penalties, costs, and restrictions on operating privileges.

The biofuels market has several large competitors, and we may be unable to compete effectively.

Several large companies currently control the Canadian biodiesel development market. In addition, several other large companies control the distribution of biodiesel in Canada. These companies have more resources than us, and as a result, it may be difficult for Catalyst Biofuels to effectively compete with these companies. If we are unable to capture sufficient market share, then we will be unable to obtain a return on our investment in Catalyst Biofuels.

Feed stock prices fluctuate greatly, and as a result, we may not be able to effectively measure or limit our costs.

The feed stocks for biodiesel are soybean and other vegetable oils, animal fats, and used or recycled oils and fats. The prices for these stocks fluctuate with the agricultural commodities markets, and we have little or no power over the prices we will pay for our feed stocks since long term contracts are uncommon. Consequently, we may not be able to effectively forecast future prices of our inputs nor limit our costs.

Risks Related to Our Common Stock

Our officers, directors and their relatives control us through their positions and stock ownership, and their interests may differ from other stockholders.

Ken Green is the President of Catalyst. As of February 12, 2010, Mr. Green beneficially owned approximately 90% of our Common Stock.  Assuming the sale of all the shares of Common Stock offered hereby, Mr. Green and entities related to him will beneficially own approximately 73% of our Common Stock.  As a result, our officers and directors and their relatives are generally able to control the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, such as business combinations. The interests of our directors and officers may differ from other stockholders. Furthermore, the current ratios of ownership of our Common Stock reduce the public float and liquidity of our Common Stock which can, in turn, affect the market price of our Common Stock.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Additionally, we may not issue any preferred stock or convertible debt. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the generation of excess cash flows that are not re-invested in the business.

Our Common Stock may be thinly traded, so you may be unable to sell at or near asking prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

We are going to attempt to have our Common Stock quoted on the OTCBB market by a market maker. The trading volume of our Common Stock may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTCBB stocks and certain major brokerage firms restrict their brokers from recommending OTCBB stocks because they are considered speculative, volatile and thinly traded. The OTC OTCBB market is an inter-dealer market that is much less regulated than the major exchanges and our Common Stock is subject to abuses, volatility and shorting. As a result, there is currently no broadly followed or established trading market for our Common Stock and an established trading market may never develop or be maintained. The quoted price for our Common Stock on the OTCBB may not necessarily be a reliable indicator of its fair market value. Further, if we cease to be quoted, holders would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our Common Stock and as a result, the market value of our Common Stock likely would decline. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. Absence of an active trading market reduces the liquidity of the shares traded.

Our Common Stock is currently subject to the “penny stock” rules which require delivery of a schedule explaining the penny stock market and the associated risks before any sale.

Our Common Stock may be subject to regulations prescribed by the SEC relating to “penny stocks.” The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price (as defined in such regulations) of less than $5.00 per share, subject to certain exceptions. These regulations impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 and individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 (individually) or $300,000 (jointly with their spouse)). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities and have received the purchaser’s prior written consent to the transaction. Additionally, for any transaction other than exempt transactions involving a penny stock, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our Common Stock and may affect the ability of investors to sell their Common Stock in the secondary market.

Our Common Stock is illiquid and subject to price volatility unrelated to our operations.

The market price of our Common Stock could fluctuate substantially due to a variety of factors, including market perception of our ability to achieve our planned growth, quarterly operating results of other companies in the same industry, trading volume in our Common Stock, changes in general conditions in the economy and the financial markets or other developments affecting our competitors or us. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to their operating performance and could have the same effect on our Common Stock.

Our shareholders’ holdings may be substantially diluted by future issuances.

Catalyst’s articles of incorporation authorize the issuance of up to 100,000,000 shares of Common Stock. Assuming this offering is fully subscribed, there will be 5,659,625 shares of Common Stock outstanding. Delaware law grants the Board of Directors substantial discretion in issuing shares of stock of a Delaware corporation. As a result, we may issue additional shares of Common Stock at a price less than the price per share set in this offering. If this happens, then your shareholdings will be diluted.

DESCRIPTION OF OUR BUSINESS

Catalyst is a holding company with two divisions (subsidiaries): REPS, which is a printing company based in Campbell, California, and Catalyst Biofuels, which is a start-up biofuels development company based in Oakville, Ontario, Canada.

Catalyst was originally incorporated as Pop Starz Ventures 3, Inc. Pop Starz Ventures was a shell company with no operation and only nominal assets.

On September 9, 2009, Catalyst Financial Group, Inc. purchased 945,000 shares of Pop Starz Ventures for $19,000. Immediately following the closing of this purchase, Michelle Tucker resigned her position as director and Ken Green was appointed sole director and sole officer of the Company. As part of the transaction, the following were cancelled:

(a) Any employment agreements, stock purchase agreements, stock option agreements, convertible instruments and outstanding warrants of any kind whatsoever, by and between, or among, the Seller and the Company; and

(b) Any loan agreements, expense reimbursement agreements, payment agreements, or monetary agreements of any kind whatsoever, by and between the Seller and the Company.

The Company later changed its name to its current name, Catalyst Group Holdings Corp.

On November 17, 2009, Catalyst acquired 100% of the common stock of Real Estate Promotional Services, Inc. (a Florida corporation) for $250,000 subject to delivery of audited financial statements and compliance with other conditions set forth in the stock purchase agreement. The $250,000 purchase price was paid via a 6-month convertible note that bears an interest rate of 10% and has a conversion ratio of 1 share of common stock for every $1 outstanding.

Products

Our core products are postcards, brochures, related mailing services and web site development.

Other

The following table contains information regarding the sales of various products since January 1, 2007.

Rep's Web: Product sales
	2007	2008

Postcards	142,381	80,494

Showcase flyers	97,752	4,516

Other parts	1,225	32,752

Printing	84,086	85,664

Mail	89,079	49,616

Other service	91,203	153,637

Total revenue	505,726	406,679

Raw Materials and Suppliers

Our raw materials include paper and printing supplies. We purchase raw materials from office supply stores and do our own printing.

Employees

As of February 12, 2010, we had 4 full-time employees, all in Rep’s.

Company Information

Our principal executive offices are located at 1739 Creekstone Circle San Jose, CA 95133 (408) 691-0806. Our website addresses are http://catalyst.repsweb.com/, www.catalystbiofuels.com, and www.repsweb.com.  The information contained on our website or that can be accessed through our website is not part of this prospectus, and investors should not rely on any such information in deciding whether to purchase our Common Stock.

Through our two subsidiaries (REPS and Catalyst Biofuels), we engage in advertising for the real estate industry and the development of biofuels.

REPS

REPS is a printing company based in Campbell, California that consults, designs and delivers marketing collateral for the real estate industry and individual/small businesses. Its products include post cards, glossy brochures, creative design and mailing services that promote the listing property, real estate agent, small business or individual.

Essentially all of REPS’ sales are from customers in the San Francisco Bay area. REPS consults, designs and delivers real estate marketing collateral and consulting to promote real estate agents and their listed properties and help sell homes, as well as related industries like mortgage and title company representatives who also need to promote themselves.  Recognizing similar needs of individuals and small businesses, REPS also services this customer base as a small portion of its overall business. REPS was started in 1998 by Jeff Crowe, who is now its president.

REPS was launched in 1998 and soon acquired a contract with Cornish & Carey Commercial, a Northern California commercial real estate firm. REPS become profitable in its second year of operation.  In 2000, REPS acquired the design and print business of Opticom, Inc., a high-end collateral competitor in San Jose, California. REPS purchased the piece of Opticom’s business for $15,000.  The client list that came with the purchase was for Opticom’s high-end “showcase” customers and added this product segment to the company portfolio.

Target Market and Size

Most active real estate agents use marketing collateral such as that produced by REPS.  As a result, gaining all the business from a single agent can be lucrative, up to $5,000 per year.

REPS has become adept at attracting repeat business due to good quality work and order timeliness. Approximately 17% of REPS customers account for about 60% of the current year’s revenue.

The Opportunity

Real Estate

Over 20,000 real estate agents in the San Francisco Bay area and the Sacramento area list houses and use printed and web collateral to sell their listings.

Non-Real Estate Opportunities: Individuals and Small Businesses

Currently, non-real estate customers make up only a small part of REPS’ business; however, REPS plans on expanding this part of its business.

We believe that individuals and small businesses in need of marketing collateral present an attractive growth opportunity for REPS.

In Silicon Valley alone, there are over a hundred filings of “DBAs” per week where people must publicly state they are going into business for themselves.  These filings are in local newspapers and some specific newspapers focused on business in the area (i.e. Silicon Valley Business Journal).  This provides REPS with an instant, continual flow of leads every week.

These customers typically need to get themselves established and presentable as a business, so they will need an identity (logo, font and color scheme), business cards, letterhead and envelopes.  Some may need a basic Web site.

Each opportunity for these types of customers represents a potential of $399 to $599 per transaction, depending on the services they decide to use.

Business Model

So far, REPS’ marketing has been based upon customer referrals (“word of mouth” advertising), with little to moderate promotion.

For real estate customers, the agent picks out a product and provides some vital information. REPS faxes or emails a “proof” to the agent for approval or changes.  Upon acceptance, the job is printed and delivered.  Their credit card is billed upon completion of the job for immediate payment and revenue is recognized.

For small businesses or individuals there a very similar process is used, which is quick turn, small print runs and creative design work.

Sales Cycle and Order Process Cycle

The sales cycle for a collateral product is very short and many customers repeat business.  The effective pricing allows agents to “try them out” with little monetary risk, typically about $100.

The order process cycle is relatively quick, depending on the agent’s needs and urgency.  A product turnaround is promised in two to three days, but REPS frequently completes jobs within 24 hours.  An expedite fee is charged for same day orders.

Products and Services

REPS’ products are marketing services and collateral design to help real estate agents sell their services and listed homes. All products and services are designed to save agents’ time and ease their mind about marketing homes.  Similar products are offered to individuals and small businesses to promote their businesses and products.

REPS Products and Services

Postcards – “Just Listed” or “Just Sold” cards are common for real estate and promoting a new business for small businesses

Brochures – Black and white or color brochures combining text, graphics and images on light-weight or heavy stock paper

Showcase – High-quality brochures printed on high-gloss paper that contain multiple color photos and information for high-end homes or products

Web site development – small, personal web sites for agents or individuals

Most of the services REPS provides are, or can be, included in the price of the delivered products, such as delivery, design services, consulting and photography of high-end homes. These services can be purchased either with or without the purchase of REPS’ products.

Mailing services
REPS has direct mail capability, as well as a bulk mail indicia, so customers do not need to get their own bulk permit.  Direct mail minimum is 200 pieces and the capability is up to 20,000 for a fast turnaround.  Larger orders can be accommodated, but will require additional time.  REPS has mailing software to manage mailing lists, clean up addresses and sort for the lowest postage.  Additionally, bar-coding capability is available to reduce postage to the lowest possible rate.

Consulting services
These services help agents determine which product(s) are best for their approach to selling a listed home.  Also, other selling tactics and strategies are offered.

Design services

The design services are included in the development of marketing collateral, some customers may want services for their non-real estate needs, such as personal signs or cards.  Design services are charged by the hour.

Photography service

Photographs can be taken of a house for use in a flyer or showcase, via digital camera or standard film camera.  This service can be available for small businesses as well for person head-shot or product imaging.

Delivery

For printing and delivery outside of the local area, REPS has contracted with Kinko’s for printing and delivery for basic flyers.  This allows REPS to service customers with the same turnaround anywhere in the country.

Customer Segments

REPS’ customer base can be divided in six segments:

•	Real Estate Agents
•	Real Estate Companies
•	Mortgage Companies
•	Title Companies
•	Individuals operating a business
•	Small businesses

Real estate agents are REPS primary clients and represent 80% of its total business today, with a growth plan to expand to individuals and small businesses and balance the customer base. Real estate and related segments have very specific needs in terms of the quality of the products and places a lot of value on their time. Agents indicate they prefer to devote their energy to make contacts and sell homes instead of developing marketing pieces for which they do not have the necessary equipment or time. At current REPS price levels, this customer segment shows very low price sensitivity; that is, they usually order the most expensive and best quality products. Agents expect superior customer service like being able to place orders via phone or fax and have the products available within a short period. Once agents work with a reliable company, they demonstrate high loyalty and are very unlikely to switch suppliers. Higher quality products and time saving are the two main needs that REPS has been trying to satisfy during the past three years.

Secondary customers are mortgage and title companies and agents. These customer segments share some of the real estate agent segment requirements in terms of high quality products but are more price-sensitive and usually place large orders but the purchase frequency rate is lower.

The planned expansion to include individuals and small businesses will diversify the customer base and will leverage the current core competency and skill set.  Additionally, the average sale target for the new segments will be $450, rather than the >$200 in the real estate segments.

Competitive Advantage

REPS’ small size provides it with three competitive advantages over existing print shops and agents that choose to produce their own marketing collateral:

1.	Ease of doing business – REPS is accustomed to working with small businesses, which provide the majority of its orders.

2.
Flexibility – REPS can be flexible with variations and last minute changes. Also, REPS’ wide variety of printers allows for efficient handling of small jobs. REPS’ competitors have larger scale printers.

3.	Lower cost and competitive prices – Due to REPS’ efficient equipment, its cost of production is relatively low which allow it to price its products lower than competitors.

Marketing and Growth Plan

With REPS’ design and print process in a very efficient state, its process capability (equipment and office space) can accommodate twice the current business. With the fixed and overhead costs in place, the variable costs to fill up the capacity is marginal, which is the labor required to design and deliver orders.  REPS intends on continuing to make its operations as scalable and reproducible as possible, which will allow REPS to enable quick launching of new office operations if it decides to expand to other cities.

REPS also intends to initiate a marketing campaign. The marketing campaign will consist mainly of direct mail and presentation to agents. Additionally, it could include presentations on trade shows. The budget will be distributed between some direct mail campaign, presentations and customer visits.

Catalyst Biofuels

Company Background

Catalyst Biofuels Inc. was incorporated in Canada in November 2009. Catalyst owns 50% of the shares of Catalyst Biofuels; the other 50% is owned by Todd Druar, Catalyst Biofuels’ president.

Catalyst Biofuels’ head office is located in Oakville, Ontario, Canada. Oakville is approximately 30 minutes from Toronto, the capital of the Province of Ontario.

Catalyst Biofuels will engage in the production and sale of biodiesel, an organic form of diesel produced from vegetable oils, animal fats, and used or recycled oils and fats. Catalyst Biofuels does not currently have any operations or revenue. We intend on using part of the proceeds of this offering to capitalize Catalyst Biofuels and fund its operations.

Proposed Business

Catalyst Biofuels Inc. has outsourced a service provider of compact continuous flow biodiesel processor systems that has the experience designing and building specific, automated plants to produce quality ASTM grade biodiesel.  These plants are easily replicable and the facilities that will be set up can be close to the feed stock and customers, thereby reducing many of the high procurement and distribution costs associated with the larger scale plants.

This state-of-the-art design is the industry’s first compact, fully automated continuous flow biodiesel processor that offers the flexibility of using a wide variety of feedstock options. This processing system positions itself as the most reliable and cost effective method of producing quality top grade B100 biodiesel fuel, which meets or exceeds current ASTM standards. The system is modular and scalable to fit the production needs for the specific location. Once the biodiesel is produced, it is essential Catalyst Biofuels Inc. is able to sell off the fuel. The company is currently in negotiations with multiple distributors in Canada as well as the United States.  The equipment provider chosen also has programs in place to ensure feedstock supplies and off take contracts.  With the current Canadian incentives and mandates, distributors are regulated to purchase first in Canada and then the balance of biodiesel required from American producers.

Catalyst Biofuels Inc. will be operated as a subsidiary of Catalyst Group Holdings Incorporated. Mr. Druar will oversee administrative issues as well as be a liaison with all government, local and industry authorities. He will deal with industry suppliers and continually source contracts for either lower priced feedstock, or higher priced off-take contracts. Mr. Druar's experience includes 3 years owning a previous Biodiesel startup company.  The venture was close to completion when Mr. Druar had to buyout his previous partner.  At that time, Mr. Druar incorporated a separate entity, Catalyst Biofuels Inc.  He is an entrepreneur, owning and founding partner of a separate company called Thermotech Industries, and also being a Business Developer for both BMO Bank of Montreal and RBC Royal Bank. Mr. Druar has previously held an office manager position with a small fuel distribution company in Western Canada and was responsible for the logistics of a fleet with 10 drivers. He understands the value of long term relationship and has been successful in business and sales because of it.

Catalyst Biofuels Inc. will establish itself in Mississauga, Southwestern Ontario area, not only for its inherent base of feedstock but also the strong business contacts and consultants located in the region. The location is close to the harbor on Lake Ontario and several rail lines.  This makes it an ideal location for national and international distribution.

Catalyst Biofuels intends on concentrating initially on the regional market, thereby taking advantage of reduced delivery costs. It desires to distribute and blend its products under the Blue Sun Fusion name.

Through the partnership with its provider, Catalyst Biofuels will have access to cost-effective feed stocks such as waste cooking oil, algae, coconut oil and palm. Catalyst Biofuels will also explore the use of alternative feed stocks that can produce high yields. For instance, combining jatropha (a type of bush) and algae can increase yields from 50 gallons to 6,000 gallons of oil per acre. By utilizing higher yield sources, the cost of feed stock will inherently decrease.

Biodiesel can be used in its pure form (B100) or blended with fossil based diesel in various percentages. The purpose of blended fuels is two fold. First it allows for decreased dependence on foreign oil resources and secondly provides for engine "lubricity" which has been lost in traditional diesel fuel due to recent EPA standards of minimal sulfur (less than 15ppm).

After researching the sector and potential in the business, the current owners found that the need being served was in such demand that they wanted to be part of the present that was building a better future for the environment and customers.  The company will start with locations in Ontario and expand through Western Canada.  The Canadian market is under supplied at this time and distributors are purchasing biodiesel from American companies to satisfy the demand and minimum requirements as mandated from the Canadian government.

Products

Catalyst Biofuels Inc. will produce a fuel that is beneficial to the environment, and its clients. Biodiesel is a nontoxic; biodegradable diesel fuel made from soy bean and other vegetable oils, animal fats, and used or recycled oils and fats. Biodiesel contains no petroleum, but it can be blended at any level with petroleum diesel to create a biodiesel blend. Biodiesel blends of 20 percent and below will work in any diesel engine without the need for modifications. These blends will operate in diesel engines just like petroleum diesel. If the blend has been properly treated it will work year round, even in cold climates and also provides similar horsepower, torque, and mileage as diesel. Catalyst Biofuels Inc. will enter negotiations with Blue Sun Biodiesel to blend and distribute their Blue Sun Fusion.

Technically, biodiesel is formed by the transesterification of long chain fats (vegetable oil) in the presence of methanol (alcohol) and catalyst (typically sodium hydroxide) to form methyl ester (biodiesel) and the side product of glycerin (soap base). The biodiesel and glycerin are separated, and any residual methanol is recollected and returned to processing. The primary product is pure biodiesel and the secondary product glycerin, both of which will be sold but the primary interest and business plan basis is the production and sale of biodiesel.

Biodiesel is non-explosive (diesel fuel flashes at 147 degrees and biodiesel flashes at 367 degrees), completely biodegradable, non-toxic (if ingested accidentally causes mild GI upset), burns incredibly clean (far exceeding EPA emissions standards), provides improved engine wear profiles, can be used in any application requiring diesel fuel or fuel oil, is made from renewable sources and requires only 1/3 the energy required for traditional diesel processing, yet provides a similar power output to diesel fuel as measured in British Thermal Units (BTUs).

Monitoring the standard in manufacturing biodiesel is the American Society for Testing and Materials (ASTM) Committee D02. In order to assure that the standards are rigorous and robust, ASTM committee D02 is comprised of fuel producers, engine equipment manufacturers, and third party interests (users, government agencies, consultants). An ASTM standard is not easily achieved. Some standards can take over 10 years to gain agreement and be issued by ASTM. This rigorous, time-consuming process is why ASTM standards are recognized and adopted by others worldwide. In December of 2001, ASTM approved the full standard for biodiesel, with the new designation of D-6751 (succeeds PS 121-99). This standard covers pure biodiesel (B100), for blending with petro diesel in levels up to 20% by volume.

Biodiesel has an inherent high market demand, especially in the transportation sector as many municipal, military, government and private trucking fleets have already implemented use of this fuel. Power equipment manufacturers approve its use in their power generation facilities, including traditional boilers, diesel generators and fuel oil turbines (essentially a jet engine connected to a generator). And, it is already in use for home heating applications where supply is the only limiting factor (a market of approximately 8 million in the northeastern states alone).

Market Analysis Summary

The Canadian House of Commons passed a milestone Biofuels Bill in 2008.  The legislation, which also calls for diesel to contain 2 percent renewable fuels by 2012 and 5 percent by 2015, passed a critical vote in the House.  The mandate would create demand for an estimated 2 billion liters of ethanol and 600 million liters of biodiesel.  The Conservative government has also provided biofuels producers with subsidies of C$1.5 billion ($1.47 billion) or 20 Canadian cents per liter in an effort to ensure the mandate is filled with biofuels made from Canadian crops.

Given the recent Canadian Government mandates on diesel fuel components and recent governmental mandates on renewable fuel usage, the market is essentially open for tremendous growth. Biodiesel resolves engine wear issues and lowers maintenance costs to operators while retaining an emissions profile universally accepted.

Following these initiatives, the clean emissions profile, the improved engine performance, renewable self-reliance concept of this fuel, and potential new uses of the fuel, the market is poised for massive growth at least until 2015 and potentially 2030.

Information in the field can be researched at www.nbb.org.

Target Market Segment Strategy

The primary focus of Catalyst Biofuels is the production of biodiesel that will be sold in its completed state as B100 (100% biodiesel) in wholesale capacity and at contracted prices. Primarily, the purchasers are fuel distributors and fuel blenders.

Ultimately, the end user of the product will be the consumer of traditional diesel fuel. This encompasses the transportation sector (cars, SUVs, tractor trailers), military (trucks, generators, tractors), municipalities (law enforcement vehicles, fire trucks, ambulances, landscaping equipment, public buses) and heating and power generation applications.
The target market for this product already exists as a supplement to the diesel fuel market. Either in full replacement of diesel fuel in some applications or blended into diesel fuel to supplement performance of fuel, it will ultimately lower the domestic dependency of foreign oil.

Supplying the markets are companies such as 4Refuel, Canada Clean Fuels, Sylvite Group of Companies, BioFleet and Canadian Bioenergy Corp.  Shell Canada has funded a temporary blending facility in Western Canada and dispensed biodiesel from 3 of its card locks.  They appear to be open to partnering with biofuels companies and have the infrastructure for national distribution. Combining the Blue Sun Fusion formula and Catalyst Biofuels Inc.’s ASTM quality biodiesel, will lead the company’s national branding mission and differentiate it from the other providers of biodiesel and make Catalyst Biofuels Inc. an industry leader.

Industry Analysis

The biodiesel industry is in its infancy but is poised for significant growth. An estimated 38.62 million gallons of biodiesel will be produced in Canada with all existing facilities at full production and an estimated 124.60 million gallons with all existing and proposed facilities currently under construction at full production. The estimated demand for 2010 is 137.36 Million Gallons increasing to 396 Million gallons by 2015. According to the National Biodiesel Board the U.S. biodiesel industry is comprised of 105 manufacturing plants with annual capacity of 395 million gallons per year and thee commercial scale plants in Canada. United States' demand for biodiesel fuel is projected to increase significantly by 2015 as the nation’s highway motor fuel supply incorporates renewable fuels. We expect national demand for biodiesel fuel to increase from 75 million gallons in 2005 to nearly 650 million gallons by 2015. Transportation (on and off highway) accounts for about 70 percent of total U.S. diesel fuel use. President Bush signed into law legislation meant to reduce U.S. reliance on foreign oil by raising fuel-efficiency standards for automobiles, as well as ordering a massive increase in the use of bio fuels to 36 billion gallons of bio fuels by 2022.

Demand for biodiesel is driven by provincial and federal incentives and current political and economical situation; today worldwide demand for biodiesel is satisfied approximately by 25% and expected to grow exponentially.

Suncor has recently contracted with the Toronto Transit Commission to provide 31.7 Million Gallons of biodiesel.  To fulfill this contract, Suncor has sourced the biodiesel from production facilities in the United States; no local supply was available locally.
*Source:  http://www.highbeam.com/doc/1G1-145985512.html

Currently, biodiesel is exempt from the 14.3 cent per liter Ontario road tax and a four cent per liter federal excise tax.

Competition

There are several biodiesel producers in Canada. The small facilities usually have capacity of 1-2 million liters of fuel per year, while the larger manufacturers, such as those listed below; have production capabilities of over 5 million liters per annum. Several established companies are looking to enter the growing Ontario market in the next 2-3 years.

The competition in this industry will also be represented by producers nationwide, with several locating themselves in the central Canada.  Terra Grain Fuels is working on constructing a production facility in Saskatchewan. Western BioFuels, headquartered in Calgary, is constructing a plant in Alberta due for completion in 2010.

The following companies represent the largest players in Canadian alternative fuel field; however, the combined production volume is still short of the national demand targets.

Rothsay

Rothsay, a division of Maple Leaf Foods, is Canada’s leading rendering company. Company specializes in collection and processing of food by-products from meat processing plants, grocery stores and restaurants. Reportedly, Rothsay recycles 6.7 million kilograms of product into animal feed inputs, and chemicals used in soaps, cleaners, and cosmetics annually. The biodiesel facility in Ville Sainte Catherine, Quebec, recently received nearly $7 million of incremental investment to boost the present biodiesel production capacity to 35 million liters annually, with a possible further expansion to 70 million liters.

BIOX Corporation

In April 2007, BIOX completed construction and commissioning of its' first commercial-scale biodiesel production facility in Hamilton, Ontario. This 66 million liter annual capacity plant is one of the largest continuous flow biodiesel production facilities in North America.

Canadian Bioenergy Corporation

To help meet the Canadian renewable fuel requirement, as well as global demand for a superior cold weather, high quality biodiesel, Canadian Bioenergy has entered into negotiations with Archer Daniels Midland Company (ADM) to build a global-scale, canola-based biodiesel production facility in Lloydminster, Alberta. Canadian Bioenergy is committed to working with local canola growers, oilseed processors and other partners to develop an integrated industry in the region.  The facility will have an annual capacity of 225 million liters once complete.

Catalyst Biofuels Inc. must enter the market swiftly and secure distribution channels before the large players tap into the market. Many of the competitor's facilities will be located outside of Ontario presenting no direct threat, however a few others planned for construction will be close to the location proposed by Catalyst Biofuels Inc. Even with the competitors in the area, due to the novelty of the industry, there will be plenty of room for current and planned facilities to operate without fighting on price or target market share.

Competitive Strategy

• Regional Market Segment. By concentrating on a regional market; Catalyst Biofuels Inc. is able to take advantage of reduced delivery costs.
• Proven Process. The equipment being supplied to Catalyst Biofuels Inc. is manufactured in Canada with reputable suppliers.  Their business model is supported by the Canadian Government and provides options for feedstock supplies as well as distribution for the off take.
• Biodiesel is better for the environment because it is made from renewable resources and has lower emissions compared to petroleum diesel, It is less toxic than table salt and biodegrades as fast as sugar. Since it is made from renewable resources such as soybeans, its use decreases our dependence on foreign oil and contributes to our own economy.
• A Canadian solution. There is a tremendous opportunity to replace imported bio fuel with a Made In Canada product.
• Tremendous Market Growth Given recent Canadian Government mandates on diesel fuel components and recent governmental mandates on renewable fuel usage, the market is essentially open for tremendous growth. Biodiesel resolves this engine wear issue and lowers maintenance costs to operators while retaining an emissions profile universally accepted. In addition, the Canadian Federal Government has recently mandated a 2% renewable fuel content by 2010 and 5% by 2015.

Competitive Edge

Catalyst Biofuels Inc. competitive edge comes in great part from its partnership with Catalyst Group Holdings Incorporated and its equipment supplier who can provide a guaranteed minimum supply of feed stocks and sales. Letters of Intent have already been secured with Great Lakes Feed and Energy Corp to provide the feed stock as well as a Letter of Intent from Gulf Hydrocarbon to purchase 100% of our off take. In addition, Catalyst Biofuels Inc.  will continue to stay ahead of the curve researching new sources of feed stock and new processes for profitable production.

Biodiesel can be mixed with ordinary diesel fuel in any proportion - even a small amount of Biodiesel means cleaner emissions and better engine lubrication: 1% Biodiesel will increase lubricity by 65%. Better lubrication means less engine wear, another benefit.  Also, combing the Blue Sun Fusion formula to become a market leader in high performance premium diesel will assist in stepping above the competition.

Catalyst Biofuels Inc. will employ a total of 11 full time employees. If required, in fill employees will be sourced through temporary employment agencies to cover vacation, sick days etc.  Current discussions with an agency in Oakville, ON are underway to handle such needs as they arise.

Employee’s positions are:

1 - Plant Manager: responsible for all daily operations of production staff, co- ordinations of schedules, distribution control, quality control, and general plant operation
1 - Administration Assistant: responsible for reception, minor accounting and payroll
4 - Shift Supervisors: responsible for production floor supervision, oversee general labor, and batch process control
4 - General Laborers: responsible for cleaning, yard duty and general labor

The following table illustrates projected initial start-up costs for Catalyst Biofuels including purchasing of assets and preparing the proposed site for opening.  We will negotiate with the suppliers for the opening inventory for a 30 – 60 day payment option however; for conservative calculations, have included the cost in the Start-up Summary.

Startup Expenses

Leasehold Improvements
Conversion of building for Biodiesel Production	$150,000
Total Leasehold Improvements	$150,000

Capital Equipment List
Office Furniture	$1,500
Office Equipment	$2,500
Fixtures	-
Machinery	$2,772,000
Total Capital Equipment	$2,776,000

Location and Admin Expenses
Lease of Building. First and Last Lease Payment	$26,250
Utility deposits	$5,000
Legal and accounting fees	$10,000
Prepaid insurance for 6 months	$30,000
Pre-opening salaries for 6 months	$146,551
Environmental Permits	$25,000
Total Location and Admin Expenses	$242,801

Opening Inventory
Feedstock	$460,801
Methanol	$45,981
Catalyst	$21,607
Polishing Resin	$7,251
Total Inventory	$535,640

Advertising and Promotional Expenses
Advertising	$1,000
Signage	$5,000
Printing	$500
Travel/entertainment	$3,000
Total Advertising/Promotional Expenses	$9,500

Other Expenses
Incorporation	$575
Total Other Expenses	$575

Reserve for Contingencies	$175,000

Working Capital	$93,925

Total Startup Expenses	$3,983,441

COMMON STOCK

    As of February 12, 2010, there were 4,659,625 shares of our Common Stock outstanding. Our shares of Common Stock are held by 51 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

In addition, 156,750 shares of Catalyst stock may be issued to Watkins Worldwide LLC, a consulting firm, as a finder’s fee. However, there is a dispute with Watkins related to his contract performance.

We are in the process of looking for a market to have our Common Stock quoted on the OTCBB.

USE OF PROCEEDS

If this offering is fully subscribed, we will receive $2,500,000 of gross proceeds, which we would use for expansions of our current production capacity, acquisitions, and other general corporate purposes. Due to the large amount needed by Catalyst Biofuels we are seeking debt financing in Canada for a majority of their startup expenses.

DIVIDEND POLICY

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

 CATALYST GROUP HOLDINGS CORP.

RESULTS OF OPERATIONS FOR THE YEAR ENDED AUGUST 31, 2009 COMPARED TO PERIOD ENDING AUGUST 31, 2008 (Catalyst as a shell)

Total expenses increased from $2,854 to $67,881 for the year ending August 31, 2009 as compared to the period ending August 31, 2008. This is partly due to the fact that there were only 24 days in the period ending August 31, 2008. Also, in the period ending August 31, 2009 there were expenses incurred in connection with the sale of the shell to Kenneth Green.

LIQUIDITY AND CAPITAL RESOURCES

As of August 31, 2009 we had no cash or current assets. Current liabilities were $233 and stockholders deficit was $60,931.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

CATALYST GROUP HOLDINGS CORP.

____________

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM REPORT	F-2

CONSOLIDATED FINANCIAL STATEMENTS:

Balance Sheet at August 31, 2009 and 2008 (unaudited)	F-3

Statement of Expenses for the year ended August 31, 2009 and the period from inception through August 31, 2008 (unaudited) and 2009 (unaudited)	F-5

Statement of Cash Flows for the year ended August 31, 2009 and the period from inception through August 31, 2008 (unaudited) and 2009 (unaudited)	F-6

Statement of Changes in Stockholders Deficit For the period August 7, 2008 through August 31, 2009 (period from inception through August 31, 2008 unaudited)	F-8

Notes to Consolidated Financial Statements	F-9

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board Members of
Catalyst Group Holdings Corp.
(formerly Pop Starz Ventures 3, Inc.)
(a development stage enterprise)
Ontario, Canada

We have audited the accompanying balance sheet of Catalyst Group Holdings Corp. as of August 31, 2009 and the related statements of operation, changes in stockholders’ equity and cash flows for the year ended August 31, 2009. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Catalyst Group Holdings Corp. as of August 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company is in the development stage, has suffered a loss, has a net capital deficiency and has yet to generate an internal cash flow. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone & Bailey, PC
Houston, Texas
malone-bailey.com
December 11, 2009

F-2

CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A Development Stage Company)

 Balance Sheets

	August 31, 2009	(Unaudited) August 31, 2008
ASSETS
Current Assets
Cash	$—	$850

Total Current Assets	—	850

Other Assets
Prepaid expenses	—	500
Due from Ken Green	15,000	—
Total Other Assets	15,000	500

TOTAL ASSETS	15,000	1,350

LIABILITIES & STOCKHOLDERS' DEFICIT
Liabilities
Current Liabilities

Accounts payable	$233	$1,250
Total Accounts Payable	233	1,250

Other Current Liabilities
Due to CFGI	73,859	—
Due to TFST	1,839	2,600
Total Other Current Liabilities	75,698	2,600

Total Liabilities	75,931	3,850

Stockholders' Deficit
Additional Paid in Capital	8,759	254
Common Stock $.001 par value 100,000,000 authorized 1,045,000 and 100,000 issued and outstanding	1,045	100
Deficit accumulated during development stage	(70,735)	(2,854)
Total Shareholder's Deficit	(60,931)	(2,500)

TOTAL LIABILITIES & STOCKHOLDERS' DEFICIT	$15,000	$1,350

See accompanying notes to the financial statements

F-3

CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A Development Stage Company)

Statement of Expenses

	Year Ended August 31, 2009	(Unaudited) August 7, 2008 (inception) - August 31, 2008	(Unaudited) August 7, 2008 (inception) - August 31, 2009
Expenses
General & Administrative	$67,881	$2,854	$70,735
Total Expense	67,881	2,854	70,735
Net Loss	$(67,881)	$(2,854)	$(70,735)

Deficit accumulated during development stage	$(67,881)	$(2,854)	$(70,735)

Weighted average common shares	619,699	100,000	N/A

Basic and diluted loss per common share	$(0.11)	$(0.03)	N/A

See accompanying notes to financial statements

F-4

CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A Development Stage Company)

Statement of Cash Flows

	Year Ended August 31, 2009	(Unaudited) August 7, 2008 (inception) - August 31, 2008	(Unaudited) August 7, 2008 (inception) - August 31, 2009
OPERATING ACTIVITIES
Net Deficit accumulated during development stage	$(67,881)	$(2,854)	$(70,735)
Adjustments to reconcile Net Income to net cash provided by operations:
Prepaid Expenses	500	(500)	—
Accounts payable	(72)	1,250	1,178

Net cash provided (used) by Operating Activities	(67,453)	496	(66,957)

INVESTING ACTIVITIES
Due from Ken Green	(15,000)	—	(15,000)
Net cash used in Investing Activities	(15,000)	—	(15,000)

FINANCING ACTIVITIES
Due to CFGI	81,603	—	81,603
Due to TFST	—	2,600	2,600
Additional Paid in Capital for expenses	—	—	—
Issuances of Common Stock for expenses	—	354	354
Net cash provided by Financing Activities	81,603	2,954	84,557

Net change in cash for the period	(850)	3,450	2,600
Cash at beginning of period	850	—	—
Cash at end of period	$—	$850	$—

NON CASH FINANCING ACTIVITIES
Issuance of common stock for repayment of AP related party	9,450	—	9,450

See accompanying notes to financial statements

F-5

CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A Development Stage Company)

Statement of Changes in Stockholders Deficit
For the period August 7, 2008 through August 31, 2009
(inception through August 31, 2008 Unaudited)

	Common stock			Additional
	Shares	Amount	Deficit	Paid in capital	Total

August 7, 2008	0	0	0	0	0

Proceeds from founders shares shares issued at par value of $.001 on August 7, 2008	100,000	100	—	254	354

Loss August 31, 2008	—	—	(2,854)	—	(2,854)

Issuance of common stock for repayment of accounts payable-related-party at $.01	945,000	945	—	8,505	9,450

Loss August 31, 2009	—	—	(67,881)	—	(67,881)

Balance	1,045,000	1,045	(70,735)	8,759	(60,931)

See accompanying notes to financial statements

F-6

CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF ESTIMATES:

NATURE OF BUSINESS AND BASIS OF PRESENTATION

Catalyst Group Holdings Corp. (a development stage company) (“the Company”) was incorporated in Delaware on August 7, 2008 as a blank check development stage company to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination in one or more domestic or international operating businesses.

As of August 31, 2009, the Company had not yet commenced any operations. All activity through August 31, 2009 relates to the Company’s formation. The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Accounting Standards Codification (“ASC”) No. 915. “Accounting and Reporting By Development Stage Enterprises.” The Company is subject to the risks associated with activities of development stage companies.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principals generally accepted in the United States of America requires management to make estimates and assumptions, which affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

F-7

CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

INCOME (LOSS) PER SHARE:

In accordance with ASC 260, “Earnings Per Share”, the basic net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per common share is computed similar to basic net loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At August 31, 2009 and 2008, diluted net loss per share is equivalent to basic net loss per share as there were no dilutive securities outstanding.

NOTE 2: RELATED PARTY TRANSACTIONS

On August 7, 2008, in connection with the formation of the Company, the founder received 100,000 common shares for $354.

In August 2008, the Tucker Family Spendthrift Trust, a related party, advanced $2,600 to the Company. The advance is considered short-term in nature, and is non-interest bearing. During the year ended August 31, 2009, the Tucker Family Spendthrift Trust (“TFST”) loaned the Company an additional $8,689. As of August 31, 2009 the total advanced was $11,289.

TFST has accepted 945,000 shares of common stock as repayment of $9,450 of the advances made to the Company.

Ken Green has borrowed $15,000 from the operating funds (which are controlled by Watkins Worldwide via Llew Watkins.)

The amount due to CFGI, an entity controlled by Ken Green is $73,859. CFGI advanced the company money to pay for expenses incurred by the company, this amount has no repayment terms, accrues no interest and is unsecured.

NOTE 3: STOCKHOLDERS’ EQUITY:

100,000 shares of founders stock was issued at inception of the company. 945,000 additional shares were issued for repayment of Accounts Payable.

F-8

 CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 4 INCOME TAXES

ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards. ASC 740 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The Company has net operating loss carry forwards at August 31, 2009 and 2008 for tax purposes totaling $67,881 and $2,854, expiring through the year 2028. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carry forwards after a change in control (generally greater than a 50% change in ownership). Temporary differences, which give rise to a net deferred tax asset, are as follows:

Significant deferred tax assets at August 31, 2009 and 2008 are as follows:

	August 31,
	2009	2008

Net operating loss carry forwards	$10,610	$2,854

Less: valuation allowance	(10,610)	(2,854)
	$—	$—

NOTE 5: GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company does not have sufficient working capital for its planned activity, which raises substantial doubt about its ability to continue as a going concern.

Continuation of the company as a going concern is dependent upon obtaining additional working capital and the management of the Company has developed a strategy, which it believes will accomplish this objective through short-term loans from its Parent, The Next Pop Star, Inc. and additional equity investments, which will enable the Company to continue operations for the coming year.

F-9

 CATALYST GROUP HOLDINGS CORP.
(formerly Pop Starz Ventures 3, Inc.)
(A DEVELOPMENT STAGE COMPANY)

NOTES TO THE FINANCIAL STATEMENTS

NOTE 6: SUBSEQUENT EVENTS

Change in Control: On September 9th 2009 945,000 shares of common stock were acquired by Catalyst Financial Group, Inc. for investment purposes for $19,000.

As part of the transaction, the following were cancelled:

(a) Any employment agreements, stock purchase agreements, stock option agreements, convertible instruments and outstanding warrants of any kind whatsoever, by and between, or among, the Seller and the Company; and

(b) Any loan agreements, expense reimbursement agreements, payment agreements, or monetary agreements of any kind whatsoever, by and between the Seller and the Company.

Immediately following, closing Michelle Tucker resigned her position as director and Ken Green was appointed sole director and sole officer.

The company changed its name to Catalyst Group Holdings Corp.

Acquisition: On November 17, 2009 the registrant acquired 100% of Real Estate Promotional Services, Inc. for $250,000 subject to delivery of audited financial statements and compliance with other conditions set forth in the stock purchase agreement. There is a 6 month convertible note that bears an interest rate of 10% and has a conversion ratio of 1 share of common stock for every $1 outstanding.

F-10

REAL ESTATE PROMOTIONAL SERVICES, INC.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis together with our consolidated financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results described in or implied by these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

REPS are the only significant operations of the Company and its affiliates, As a result, this discussion and analysis focuses on the business results of REPS, comparing its results in the nine month period ended September 30, 2009 with its results in the corresponding period of 2008, and its full-year 2008 results with those of 2007.

In the nine months ended September 30, 2009 our revenue decreased by 27% to $241,374 compared to $329,752 for the same period of 2008.  We believe that this decrease was mainly due to a drop in the real estate market, which was mainly affected by the international financial crisis.

We believe that we will overcome the contraction in our revenues experienced as the economy improves.

Finally, we plan to continue to focus on creating new high margin products in the future to supplement our current product offering.  We believe that the new products will provide us a higher margin because of less competition in these new product areas.

Critical Accounting Policies

Management’s discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. Our financial statements reflect the selection and application of accounting policies, which require management to make significant estimates and judgments. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following reflects the more critical accounting policies that currently affect our financial condition and results of operations.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin No. 104, Revenue Recognition. Revenue from sales of the Company’s products is recognized upon shipment or delivery to its distributors or end users, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed or determinable and collection of the revenue is reasonably assured. Our credit terms for distributors with good credit history are from 30 days to 90 days. For new customers, we usually require 100% advance payment for direct export sales. Customer advances are recorded as advances from customers, which are a current liability. Our payment terms with distributors are not determined by the distributor’s resale to the end customer. According to our past collection history, the bad debt rate of our accounts receivable is less than 1% and because of our strict quality standards during the production, storage and transportation process we have experienced no returns based on the quality of our products. Our customers have no contractual right to return our products and historically we have not had any products returned. Accordingly, no provision has been made for returnable goods. We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has right with respect to that product.

Comparison of fiscal years ended December 31, 2008 and December 31, 2007(Real Estate Promotional Services, Inc.)

Revenues

In 2008 our revenue decreased by 20% to $406,679 compared to $505,726 for 2007.  We believe that this decrease was mainly due to a drop in the real estate market, which was mainly affected by the international financial crisis.

Operating Expenses

    The following table presents consolidated operating expenses as a percentage of net revenues:

	2008	2007	%
			Change
General and administrative	$306,921	371,683	(17)%

As a percentage of revenue
General and administrative	75%	73%	(2)%

General and administrative expenses decreased by $64,762, or 17%, to $306,921 for the first 2008 from $371,683 for the same period of fiscal 2007. The decrease in general and administrative expenses was mainly due to a decrease in such expenses as labor expenses due to decreased demand.

Interest Expense

Interest expense was $23,291 for 2008, an increase of $2,959 as compared with fiscal 2007, primarily due to an increase in short-term loan facilities to fund operations. As of December 31, 2008, the balance of these short-term loans totaled $7,605, with interest rate of 6.75% per annum and $1,938 at December 31, 2007. Long term loan decreased from $42,434 at December 31, 2007 to $30,954 at December 31, 2008.

Income Tax

Until November 2009, we were a sole proprietorship and did not have a direct tax burden. Tax was paid at the personal level of the principal, Jeff Crowe. The calculation was integrated into his total tax liability.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) (ASC 740), on November 9, 2009 and had no material adjustment to our liabilities for unrecognized income tax benefits since its adoption.

Net Income

Net income was $29,175 for 2008, an increase of $116,992, or 133%, compared to a loss of $87,817 in 2007. Such increase was primarily due to a decrease in cost of sales, as previously discussed.

Changes in Financial Condition

During 2008, total assets increased $7,956, or 189%, from $4,210 at December 31, 2007 to $12,166 at December 31, 2008.  The majority of the increase was in cash and accounts receivable.

For December 31, 2008, cash and cash equivalents increased $6,911, or exponential %, to $6,911 as compared to $0 for the fiscal year ended December 31, 2007.  The increase in cash was mainly due to an increase in collection of accounts receivable and an increase of $116,992 in net income in 2008.

At December 31, 2008, the accounts receivable balance increased by $1,844 from the balance at December 31, 2007 due primarily to timing differences. The accounts receivable turnover was 2.7 days for 2008, compared with 3.5 days for fiscal year 2007. The increase in the accounts receivable turnover was mainly due to tight collection policies/terms.

Liquidity and Capital Resources

As of December 31, 2008, we had cash of $6,911 as compared to $0 as of December 31, 2007. We believe that projected cash flows from operations, anticipated cash receipts, cash on hand, and trade credit will provide the necessary capital to meet our projected operating cash requirements for at least the next 12 months.

Our working capital has historically been generated from the operating cash flow, advances from our customers and loans from bank facilities. Our working capital was $4,382 as of December 31, 2008, representing an increase of $17,695, or 133%, compared to working capital deficit of $13,313 as of December 31, 2007, mainly due to an increase in cash and accounts receivable as discussed above.

Our independent auditor has issued an audit opinion for REPS Graphic Design and Printing, Inc. which includes a statement expressing substantial doubt as to our ability to continue as going concern.

For our long term planned expenditures we will likely need to seek additional debt or equity financing. We believe that any such financing could come in the form of debt or the issuance of our Common Stock in a private placement or public offering.  However, there are no assurances that such financing will be available or available on terms acceptable to us. To the extent that we require additional financing in the future and are unable to obtain such additional financing, we may not be able to fully implement our growth strategy.

REAL ESTATE PROMOTIONAL SERVICES, INC.

____________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board Members of
Real Estate Promotional Services,
(sole proprietorship)
Campbell, California

We have audited the accompanying balance sheet of Real Estate Promotional Services, as of December 31, 2007 and December 31, 2008 and the related statements of operation, changes in proprietors’ equity and cash flows for the years ended December 31, 2007 and 2008. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Real Estate Promotional Services. as of December 31, 2007 and December 31, 2008, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered a loss and has a net capital. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Malone Bailey LLP
Houston, Texas
malone-bailey.com
February 12, 2010

REAL ESTATE PROMOTIONAL SERVICES
Balance Sheets

	December 31, 2007	December 31, 2008
ASSETS

Current Assets
Cash	$-	$6,911
Accounts Receivable	2,048	3,892
Other Current Assets	2,162	1,363
Total Current Assets	4,210	12,166
	$4,210	$12,166

LIABILITIES AND PROPRIETORS’ DEFICIT

Liabilities
Current Liabilities
Accounts Payable	$15,349	$-
Sales Tax Payable	236	179
Loan Payable	1,938	7,605
Total Other Current Liabilities	17,523	7,784
Total Current Liabilities	17,523	7,784
Long Term Liabilities
Loan Payable	42,434	30,954
Total Long Term Liabilities	42,434	30,954
Total Liabilities	59,957	38,738
Proprietor’ Deficit
Owner’s Capital	(82,268)	(82,268)
Retained Earnings	26,521	55,696

Total Deficit	(55,747)	(26,572)
TOTAL LIABILITIES & PROPRIETORS’ DEFICIT	$4,210	$12,166

See accompanying notes to financial statements

REAL ESTATE PROMOTIONAL SERVICES
Statement of Operations
For the year ended

	December 31, 2007	December 31, 2008

Sales	$505,726	$406,679

Cost of sales	(201,515)	(47,182)

Gross profit	304,211	359,497

Interest expense	(20,332)	(23,291)

G&A expenses	(371,683)	(306,921)

Other expenses	(13)	(110)

Net income (loss)	$(87,817)	$29,175

See accompanying notes to financial statements

REAL ESTATE PROMOTIONAL SERVICES
Statements of Cash Flows
For the year ended

	December 31, 2007	December 31, 2008
OPERATING ACTIVITIES
Net Income	$(87,817)	$29,175
Adjustments to reconcile Net Income to net cash provided by (used in) operations:

Accounts Receivable	5,560	(1,844)
Other Current Asset	(2,162)	799
Accounts Payable	15,349	(15,349)
Accrued Liabilities	1,947	5,610

Net cash provided (used) by Operating Activities	(67,123)	18,391
FINANCING ACTIVITIES
Loan payable	42,434	(11,480)
Owner's Capital: Draws	(2,685)
Net cash provided (used) by Financing Activities	39,749	(11,480)
Net cash increase (decrease) for period	(27,374)	6,911
Cash at beginning of period	27,374	-
Cash at end of period	$-	$6,911

See accompanying notes to financial statements

 REAL ESTATE PROMOTIONAL SERVICES
Statements of Proprietors’ Deficit

	2007	2008
Proprietors’ Deficit
Owner's Capital
Draws	$(82,268)	$(82,268)

Total Owner's Capital	(82,268)	(82,268)

Retained Earnings	114,338	26,521
Net Income	(87,817)	29,175

Proprietors Deficit	$(55,747)	$(26,572)

See accompanying notes to financial statements

REAL ESTATE PROMOTIONAL SERVICES, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, NATURE OF OPERATIONS AND USE OF ESTIMATES:

NATURE OF BUSINESS AND BASIS OF PRESENTATION

Real Estate Promotional Services (REPS) is a Campbell, California, based company that consults, designs, and delivers marketing collateral for the real estate industry and individual/small businesses. The products include post cards, glossy brochures, creative design and mailing services that promote the listing property, real estate agent, small business or individual.

REPS focuses on a local region. It consults designs and delivers real estate marketing collateral and consulting to promote real estate agents and their listed properties and help sell homes, as well as related industries like mortgage and title company representatives who also need to promote themselves. Recognizing similar needs of individuals and small businesses, REPS also services this customer base as a small portion of the overall business.  REPS was started in 1998 by Jeff Crowe and was operated as a sole proprietorship until November, 2009. Subsequent to the date of these financial statements, the Company formed a Florida corporation named Real Estate Promotional Services, Inc. (REPS) and transferred all of its assets into this corporation.

BASIS OF PRESENTATION

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”).

The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts in the financial statements, including the estimated useful lives of tangible and intangible assets. Management believes the estimates used in preparing the financial statements are reasonable and prudent. Actual results could differ from these estimates.

Revenue Recognition

We recognize revenue upon meeting the recognition requirements of Staff Accounting Bulletin No. 104, Revenue Recognition. Revenue from sales of the Company’s products is recognized upon shipment or delivery to its distributors or end users, depending upon the terms of the sales order, provided that persuasive evidence of a sales arrangement exists, title and risk of loss have transferred to the customer, the sales amount is fixed or determinable and collection of the revenue is reasonably assured. Our credit terms for distributors with good credit history are from 30 days to 90 days. For new customers, we usually require 100% advance payment for direct export sales. Customer advances are recorded as advances from customers, which are a current liability. Our payment terms with distributors are not determined by the distributor’s resale to the end customer. According to our past collection history, the bad debt rate of our accounts receivable is less than 1% and because of our strict quality standards during the production, storage and transportation process we have experienced no returns based on the quality of our products. Our customers have no contractual right to return our products and historically we have not had any products returned. Accordingly, no provision has been made for returnable goods. We are not required to rebate or credit a portion of the original fee if we subsequently reduce the price of our product and the distributor still has right with respect to that product.

CASH AND CASH EQUIVALENTS:

Cash and cash equivalents are considered to be all highly liquid investments purchased with an initial maturity of three (3) months or less.

NOTE 2. GOING CONCERN

These financial statements have been prepared on a going concern basis, which implies REPS Graphic Design & Printing will continue to realize its assets and discharge its liabilities in the normal course of business.  REPS Graphic Design & Printing has generated revenues recently, however, incurred losses in prior years.  The continuation of REPS Graphic Design & Printing as a going concern is dependent upon the continued financial support from its ability to generate cash flow from its operations the ability of REPS Graphic Design & Printing to obtain necessary equity financing to continue operations, and the attainment of profitable operations.  These factors raise substantial doubt regarding REPS Graphic Design & Printing 's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should REPS Graphic Design & Printing be unable to continue as a going concern.

NOTE 3: INCOME TAXES

Income Tax

Until November 2009, we were a sole proprietorship and did not have a direct tax burden. Tax was paid at the personal level of the principal, Jeff Crowe. The calculation was integrated into his total tax liability.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) (ASC 740), on November 9, 2009 and had no material adjustment to our liabilities for unrecognized income tax benefits since its adoption.

The Company is a sole proprietorship and taxed on the owner's individual tax return. As such, no provision for income taxes has been accrued.

NOTE 4: DEBT

Current Liability

The current liability is a business line of credit from Wells Fargo which is accessed by a credit card. The credit limit is $45,000 and the current interest rate is 6.75%.

Long Term Debt

The long-term loan is a business instrument from Opticom Services in San Diego, California. The term of the loan is 10 years beginning in January 2000.  The original loan was made to Jeff Crowe, individually, and assumed by the Company in 2007. The loan carries an interest rate of 11.3% with monthly payments of $1,396. The note was deferred and still is carrying a portion of its balance.

NOTE 5: COMMITTMENTS

On February 2, 2008, REPS entered into a lease agreement with Campbell Express. The leased premises has a monthly lease payment of $1,050. The agreement has a term of two years.

NOTE 6: SUBSEQUENT EVENTS

Subsequent to the date of these financial statements, the Company formed a Florida corporation named Real Estate Promotional Services, Inc. (REPS) and transferred all of its assets into this corporation. On November 6, 2009, this new entity entered into an agreement with Catalyst Group Holdings Corp. (Catalyst) where Catalyst agreed to purchase all of the issued and outstanding shares of common stock of REPS for a convertible debenture in the amount of $250,000. The convertible debenture provides for interest at the rate of 10% per annum and will be due and payable six months from the closing date. The debenture may be converted into shares of Catalyst's common stock at the conversion rate of $1.00 per share at the option of either Catalyst or Jeff Crowe, the sole shareholder of REPS.

Comparison of fiscal years ended September 30, 2009 and September 30, 2008 (Real Estate Promotional Services

Revenues

In 2009 our revenue decreased to $241,374 compared to $329,752 for 2008.  We believe that this decrease was mainly due to a drop in the real estate market, which was mainly affected by the international financial crisis.

Operating Expenses

Expenses decreased to $230,329 for 2009 from $265,173 for the same period of fiscal 2008. The decrease in general and administrative expenses was mainly due to a decrease in such expenses as labor expenses due to decreased demand.

Interest Expense

Interest expense was $30,540 for 2009, an increase from $6,183 as compared with fiscal 2008, primarily due to an increase in short-term loan facilities to fund operations.

Income Tax

Until November 2009, we were a sole proprietorship and did not have a direct tax burden. Tax was paid at the personal level of the principal, Jeff Crowe. The calculation was integrated into his total tax liability.

We adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) (ASC 740), on November 9, 2009 and had no material adjustment to our liabilities for unrecognized income tax benefits since its adoption.

Net Income

Net Loss was $24,569 for 2009, compared to a profit of $28,965 in 2008. This was primarily due to a decrease in sales, as previously discussed.

Changes in Financial Condition

For September 30, 2009, cash and cash equivalents increased to $9,223 as compared to $3,768 for the comparable period in 2008.  The increase in cash was mainly due to an increase in collection of accounts receivable.

Liquidity and Capital Resources

As of September 30, 2009, we had cash of $9,223 as compared to $3,768 as of September 30, 2008. Management believes our current cash balance will sustain.

Going Concern

The accompanying financial statements are presented on a going concern basis. The  company had  generated a net loss of $87,817 during 2007 even though the company generated net income of $29,175 during 2008.  This condition raises substantial doubt about the Company's ability to continue as a going concern. Because the Company is currently gaining revenue, management believes that the company's current cash is sufficient to cover the expenses they will incur during the next twelve months.

REPS GRAPHIC DESIGN AND PRINTING
BALANCE SHEET
AS OF SEPTEMBER 30, 2009 and SEPTEMBER 30, 2008 (Unaudited)

	September 30,2009	December 30,2008
ASSETS
Current Assets

Cash	$9,233	$3,768
Accounts Receivable	$4,423	$2,890

TOTAL ASSETS	$13,656	$6,658

LIABILITIES & proprietorS' DEFICIT
Liabilities
Current Liabilities
Sales Tax Payable	$1,280	$492
Line of credit	$44,219	$927

Total Current Liabilities	$45,499	$1,419

Long Term Liabilities
Loan payable	$19,298	$32,021
Total Long Term Liabilities	$19,298	$32,021

Total Liabilities	$64,797	$33,440
proprietors' Deficit
Owner's Capital	$(82,268)	$(82,268)
Retained Earnings	$31,127	$55,486

Total proprietors' deficit	$(51,141)	$(26,782)
TOTAL LIABILITIES & PROPRIETORS' DEFICIT	$13,656	$6,658

See accompanying notes to unaudited financial statements

REPS GRAPHIC DESIGN AND PRINTING
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and
SEPTEMBER 30, 2008  (Unaudited)

	(Unaudited)	(Unaudited)
	Nine months ended	Nine months ended
	September 30, 2008	September 30, 2009

Sales	$329,752	$241,374

Cost of sales	(35,614)	(35,614)

Gross profit	294,138	205,760

Interest	(6,183)	(30,540)

G&A expenses	(258,990)	(199,789)

Net income (loss)	$28,965	$(24,569)

See accompanying notes to unaudited financial statements

REPS GRAPHIC DESIGN AND PRINTING
STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2009 and SEPTEMBER 30, 2008 (Unaudited)

	Nine Months Ended	Nine Months Ended
	September 30, 2008	September 30, 2009
OPERATING ACTIVITIES

Net Income	$28,965	$(24,569)
Adjustments to reconcile Net Income
to net cash provided by operations:
Accounts Receivable	(842)	(531)
Undeposited funds	2,162	1,363
Accounts Payable	(15,349)	-
Sales Tax Payable	(755)	37,715

Net cash provided by Operating Activities	14,181	13,978
FINANCING ACTIVITIES
Loans payable	(10,413)	(11,656)
Net cash provided by Financing Activities	(10,413)	(11,656)
Net cash increase for period	3,768	2,322
Cash at beginning of period	-	6,911
Cash at end of period	$3,768	$9,233

See accompanying notes to unaudited financial statements

Note 1.  Basis of Presentation

The accompanying unaudited interim financial statements of Reps Graphic Design and Printing, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission and should be read in conjunction with the audited financial statements and notes thereto contained in this filing on Form S-1. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year.  Notes to the financial statements that would substantially duplicate the disclosure contained in the audited financial statements for the most recent fiscal year as reported in this Form S-1, have been omitted.

NOTE 2. Going Concern

These financial statements have been prepared on a going concern basis, which implies REPS Graphic Design & Printing will continue to realize its assets and discharge its liabilities in the normal course of business.  REPS Graphic Design & Printing has generated revenues recently, however, incurred losses in prior years.  The continuation of REPS Graphic Design & Printing as a going concern is dependent upon the continued financial support from its ability to generate cash flow from its operations the ability of REPS Graphic Design & Printing to obtain necessary equity financing to continue operations, and the attainment of profitable operations.  These factors raise substantial doubt regarding REPS Graphic Design & Printing 's ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should REPS Graphic Design & Printing be unable to continue as a going concern.

NOTE 3. Subsequent Event

Subsequent to the date of these financial statements, the Company formed a Florida corporation named Real Estate Promotional Services, Inc. (REPS) and transferred all of its assets into this corporation. On November 6, 2009, this new entity entered into an agreement with Catalyst Group Holdings Corp. (Catalyst) where Catalyst agreed to purchase all of the issued and outstanding shares of common stock of REPS for a convertible debenture in the amount of $250,000. The convertible debenture provides for interest at the rate of 10% per annum and will be due and payable six months from the closing date. The debenture may be converted into shares of Catalyst's common stock at the conversion rate of $1.00 per share at the option of either Catalyst or Jeff Crowe, the sole shareholder of REPS.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet as of August 31, 2009 and the combined statements of operations for the year ended September 30, 2009 and for the year ended August 31, 2009 give effect to the acquisition of Rep’s as if these transactions had been consummated on October 1, 2008.  The unaudited pro forma combined balance sheet as of August 31, 2009 gives effect to the Merger Transaction and acquisition of Rep’s as if it had occurred on August 31, 2009.

The unaudited condensed combined pro forma financial statements should be read in conjunction with the historical financial statements.  The unaudited pro forma financial statements are presented for illustrative purposes only and are not necessarily indicative of future operating results or the results that might have occurred if the exchange transaction had actually occurred on the indicated date.

The $250,000 adjustment to notes payable represents the note for the acquisition. The goodwill is derived from the purchase price less the net asset value of Rep’s.

Pro-forma financial statements (unaudited)

	8/31/2009	8/31/2009
	Catalyst	Rep's Web	Adjustments	Proforma

Assets

Cash		17,966		17,966

Accounts Receivable		9,637		9,637

Goodwill			206,898	206,898

Intangible			50,000	50,000

Undeposited funds		363		363

Due from related parties	15,000	-	-	15,000

Total assets	15,000	27,966	256,898	299,864

Liabilities

Accounts Payable	233	457		690

Loan payable		34,406	250,000	284,406

Due to related parties	75,698	-	-	75,698

Total liabilities	75,931	34,863	250,000	360,794

Additional paid in capital	8,759	(82,268)	82,269	8,760

Common stock	1,045			1,045

Retained earnings	(70,735)	75,371	(75,371)	(70,735)

Total Equity	(60,931)	(6,897)	6,898	(60,930)

Total Liabilities & Equity	15,000	27,966	256,898	299,864

	8/31/2009	9/30/2009
	Catalyst	Rep's Web	Adjustments	Proforma

Revenues		318,301		318,301

Cost of Sales		(38,408)		(38,408)

Gross profit		279,893		279,893

G & A	(67,881)	(304,252)	(16,667)	(388,800)

Net income	(67,881)	(24,359)	(16,667)	(108,907)

The acquisition of Rep’s will be accounted for as a purchase in accordance and the operations of the company will be consolidated with those of Catalyst as of November 9, 2009. The parties determined that the effective date of the acquisition was November 9, 2009, the date of which Catalyst assumes all the responsibility for any losses or profits that might be incurred during the period. The results of Rep’s as of August 31, 2009 have been combined in this pro forma with the September 30, 2009 results of the Company.  The nine months operating results for Rep’s added to the twelve months results for the Company are representative on a pro forma basis of the operating performance of the combined companies.

The $250,000 purchase price will be allocated as follows based upon the fair value of the acquired assets, as determined by management. The Company has not completed its valuation of the acquired assets but believes most of the excess fair value of the acquired assets and liabilities will be allocated to goodwill and have been reflected as such in the accompanying Pro Forma Balance Sheet. The valuation of the acquired assets may change based upon final valuation.

Cash	$17,966
Accounts receivable	10,000
Goodwill	206,898
Intangible assets	50,000
Accrued liabilities	(34,864))

Total	$250,000

The $50,000 of acquired intangible assets (customer list/company name) has a useful life of approximately 3 years.

MANAGEMENT

The following table sets forth as of February 12, 2010 the names, positions and ages of our current executive officers and directors. Our directors serve until the next Annual Meeting of Stockholders or until their successors are elected and qualified. Our officers are appointed by the Board of Directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of the Board of Directors.

Name of Current Director and/or Executive Officer	Age	Position(s) with the Company
Kenneth Green	50	Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director
Todd Druar	37	President of Catalyst Biofuels
Jeffrey Crowe	44	President of REPS
Lincoln Ong	45	Director

Russ McReynolds	57	Secretary/Treasurer

The following sets forth further information about our directors and executive officers.

Kenneth Green, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director: Mr. Green was appointed Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”), Secretary, Treasurer and Director as part of the Catalyst reverse merger with Pop Starz 3 in August, 2009. Mr. Green is also President of Catalyst Financial Group, Inc., a business incubation firm. At Catalyst Financial Group, Inc., Mr. Green has served as a management consultant specializing in marketing, sales, business analysis, organizational management, information systems implementation, consumer product marketing promotions, consumer trade shows, and strategic alliances for charter airline operations, fixed base operators, a major national food retailer chain, commercial fuel distributors, commercial construction operations, automobile dealers, automobile parts distributors, aviation parts distributors, wineries, craft breweries, artisan dairies, organic food operations, merchant banks, capital leasing companies, and other middle market operations. Mr. Green has a Master’s Degree in Business Administration.

Todd Druar, President of Catalyst Biofuels. Since 2007, Mr. Druar has worked as Vice President of Biodiesel Ontario Inc. a start-up biodiesel company in St. Thomas, ON. Prior to then, he was the office manager for We Haul Fuel Inc a fuel distribution company in Spruce Grove, AB ( Western Canada ), where he was responsible for the logistics of a fleet with 10 drivers.

As President of Catalyst Biofuels, Mr. Druar’s responsibilities will include procuring feedstock and sales of biodiesel, overseeing the everyday operations of Catalyst Biofuels’ production plant, budgeting and financial analysis, business development, and monitoring compliance with applicable government regulations.

Jeff Crowe, President. Mr. Crowe founded REPS in 1998 and has been its president since 2009 (REPS was a sole proprietorship before 2009 and Mr. Crow was its sole owner). Mr. Crowe was the head of the graphic arts department for Cornish & Cary, a Northern California commercial real estate agency and was manager of the graphic arts department for Frost & Sullivan, an international consulting firm.

Russ McReynolds, Director. He earned his BBA, major in accounting in 1974 and received his Masters of Accountancy in 1999, both from the University of Oklahoma. McReynolds joined the international public accounting firm of Arthur Andersen & Co. in 1975, starting his career in public accounting.

Lincoln Ong, Director. He earned his BS at San Francisco State University. He has worked as a Systems Programmer, System Software Developer and Systems Engineer since 1986.

Directors

We currently have 3 directors.  We do not have any committees of the Board of Directors. The sole director acts as the Company’s audit committee. We do not have an audit committee financial expert as defined by SEC rules.

 Corporate Governance

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Our code of business conduct and ethics is available on our Web site at http://catalyst.repsweb.com/.

DESCRIPTION OF PROPERTY

On February 2, 2008, REPS entered into a lease agreement with Campbell Express. The leased premises has a monthly lease payment of $1,050. The agreement has a term of two years.

EXECUTIVE COMPENSATION
Compensation of Named Executive Officers

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Kenneth Green	8/31/2008	—	—	—	—	—	—	—	$0
	8/31/2009	—	—	—	—	—	—	—	$0

The Company’s executive officer does not receive any compensation for serving as executive officer of the Company but has an employment agreement in place once there is sufficient cash flow.

There are employment and change of control agreements in place with Kenneth Green which allow for salary up to $600,000 annually should the company have operations and funds sufficient to pay it. Should a termination or change of control occur he is entitled to 36 months of salary and other related benefits.

Option and Warrant Grants in Last Fiscal Year; Outstanding Equity Awards

No options or warrants were granted in the last fiscal year and no options or warrants are held by the Company’s executive officers.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons, Promoters and Certain Control Persons

On August 7, 2008, in connection with the formation of the Company, the founder of the Company received 100,000 shares of common stock from the Company for an aggregate of $354, or $.001 per share.

In August 2008, the Tucker Family Spendthrift Trust (“TFST”), a related party, advanced $2,600 to the Company. The advance is considered short-term in nature, and is non-interest bearing. During the year ended August 31, 2009, TFST loaned the Company an additional $8,689. As of August 31, 2009, the total advanced was $11,289. TFST has accepted 945,000 shares of common stock as repayment of $9,450 of the advances made to the Company.

Ken Green has taken a consulting fee of $15,000 from the operating funds (which were controlled by Watkins Worldwide via Llew Watkins.) This was temporarily categorized as a due from and will be re-classed as consulting fee in the November 30, 2009 financials which are being worked on.

The amount due to CFGI by the Company is $73,859.

DETERMINATION OF OFFERING PRICE

In determining the initial public offering price of the shares we considered several factors including the following:

•	our start up status;
•	prevailing market conditions, including the history and prospects for the industry in which we compete;
•	our future prospects; and
•	our capital structure.

Therefore, the public offering price of the shares does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the common stock. You cannot be sure that a public market for any of our securities will develop and continue or that the securities will ever trade at a price at or higher than the offering price in this offering.

 Review, Approval or Ratification of Transactions with Related Persons

On September 30, 2009, the Board of Directors of the Company approved a Statement of Policies and Procedures with Respect to Related Party Transactions (the “Policy Statement”) which requires the Board to review the material facts of all Interested Transactions (defined below), unless an exception applies, and either approve or disapprove of the Company’s entry into the Interested Transaction. If the Board’s advance approval of an Interested Transaction is not feasible, then the Interested Transaction shall be considered at the Committee’s next regularly scheduled meeting and, if the Audit Committee determines it to be appropriate, ratified.

In determining whether to approve or ratify an Interested Transaction, the Board will take into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Party’s interest in the transaction. Pursuant to the Policy Statement, no director shall participate in any discussion or approval of an Interested Transaction for which he or she is a Related Party, except that the director shall provide all material information concerning the Interested Transaction to the Board. If an Interested Transaction is ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the Related Party. Thereafter, the Board, on at least an annual basis, shall review and assess ongoing relationships with the Related Party to see that they are in compliance with the Company’s guidelines and that the Interested Transaction remains appropriate.

For purposes of the Policy Statement:

•
an “Interested Transaction” is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $50,000 in any calendar year, (2) the Company is a participant, and (3) any Related Party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity); and

•
a “Related Party” is any (a) person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if he or she does not presently serve in that role) an executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of the Company’s Common Stock, or (c) immediate family member of any of the foregoing. Immediate family member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

Notwithstanding the foregoing, each of the following Interested Transactions shall be deemed to be pre-approved, even if the aggregate amount involved exceeds $50,000:

•
Employment of executive officers. Any employment by the Company of an executive officer of the Company if either (i) the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to “named executive officers”); or (ii) the executive officer is not an immediate family member of another executive officer or director of the Company, the related compensation would be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements if the executive officer was a “named executive officer”, and the Company’s Compensation Committee approved (or recommended that the Board approve) such compensation.

•
Director compensation. Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements.

•
Certain transactions with other companies. Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed 2 percent of that company’s total annual revenues.

•
Certain Company charitable contributions. Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $50,000, or 2 percent of the charitable organization’s total annual receipts.

•
Transactions where all stockholders receive proportional benefits. Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis (e.g. dividends).

•	Transactions involving competitive bids. Any transaction involving a Related Party where the rates or charges involved are determined by competitive bids.

•
Regulated transactions. Any transaction with a Related Party involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•
Certain banking-related services. Any transaction with a Related Party involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services.

PRINCIPAL STOCKHOLDERS

The following table provides information concerning beneficial ownership of our capital stock as of February 12, 2010, and as adjusted to reflect the sale of shares of Common Stock in this offering, by:

•	each stockholder, or group of affiliated stockholders, who owns more than 5% of our outstanding capital stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 4,659,625 shares of Common Stock outstanding as of February 12, 2010 and 5,659,625 shares of Common Stock outstanding upon the completion of this offering, if this offering is fully subscribed. The following table assumes that the persons listed therein do not purchase any of the stock offered hereby. Although the persons listed in this table have the right to purchase the stock offered hereby, they have expressed to us that they do not intend on doing so.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of Common Stock subject to options and warrants currently exercisable or exercisable within 60 days of February 12, 2010 or issuable upon conversion of convertible securities which are currently convertible or convertible within 60 days of February 12, 2010 are deemed outstanding and beneficially owned by the person holding those options, warrants or convertible securities for purposes of computing the number of shares and percentage of shares beneficially owned by that person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our Common Stock shown as beneficially owned by them.

Unless otherwise indicated in the footnotes, the principal address of each of the stockholders below is c/o Catalyst Financial Group, Inc., 1739 Creekstone Circle, San Jose, California 95133.

	Shares Beneficially Owned
		Percent
Name of Beneficial Owner	Number	Before Offering	After Offering

Kenneth Green	4,145,000	90%	73%

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.001 per share. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to our Amended Articles of Incorporation and By-laws, which are filed as exhibits to the registration statement, and applicable provisions of Delaware law.

As of February 12, 2010, there were 4,659,625 shares of our Common Stock outstanding held by approximately 51 stockholders of record.

Common Stock

Holders of shares of our Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Except if a greater plurality is required by the express requirements of law or the Company’s Amended and Restated Articles of Incorporation, the affirmative vote of a majority of the shares of voting stock represented at a meeting of stockholders at which there shall be a quorum present shall be required to authorize all matters to be voted upon by the stockholders of the Company. According to our charter documents, holders of our Common Stock do not have preemptive rights and are not entitled to cumulative voting rights. There are no conversion or redemption rights or sinking funds provided for our stockholders. Shares of our Common Stock share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available for distribution as dividends. In the event of a liquidation, dissolution or winding up of the Company, the holders of our Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of our Common Stock are fully paid and non-assessable.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock will be American Registrar &Transfer Co.

Anti-Takeover Effects of Delaware Law and Provisions of Our Certificate of Incorporation and Bylaws

Stockholders’ rights and related matters are governed by Delaware corporate law, our Amended Articles of Incorporation and our By-laws. Certain provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of the Company are described below.

Delaware Law

Section 203 of the Delaware General Corporation Law prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The provisions of Delaware law and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

PLAN OF DISTRIBUTION

We are offering the stock to be registered in this offering on a self-directed, best efforts basis, which means that we will attempt to sell these shares through our own efforts without assistance form a broker-dealer. Sales will be made via various marketing efforts.

We have agreed to pay all expenses of the registration of the shares of Common Stock including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

Once sold under the registration statement of which this prospectus is a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Whitley Law Group, P.C.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Malone Bailey LLP an independent registered public accounting firm, as set forth in its report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

On September 15, 2009, the Company dismissed Stan J.H. Lee, CPA as its independent accountant. This dismissal was approved by the Company’s Board of Directors. Stan Lee’s report on the Company’s financial statements for the year ended August 31, 2008 contained an opinion expressing substantial doubt about the Company’s ability to continue as a going concern. Stan Lee’s report did not contain any other adverse opinions or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s year ended August 31, 2008, the Company did not have any disagreements with Stan Lee on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Stan Lee, would have caused it to make reference to the subject matter of the disagreements in connection with its report.

On September 15, 2009, the Company engaged Malone Bailey LLP to serve as the independent registered public accounting firm responsible for auditing the Company’s financial statements for the fiscal year ending August 31, 2009. The engagement was approved by the Company’s Board of Directors.

Neither the Company nor anyone on behalf of the Company consulted Malone Bailey LLP during the two prior fiscal years and any subsequent interim period prior to engaging Malone & Bailey PC, regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report was provided to the Company nor oral advice was provided that the Company concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph (a)(1)(iv) and the related instructions of Item 304 of Regulation S-K) or a reportable event (as described in paragraph (a)(1)(v) of Item 304 of Regulation S-K).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File No. ___________) under the Securities Act, as amended, with respect to the shares of Common Stock we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site (http://www.sec.gov) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the SEC such as us.

You may also read and copy any reports, statements or other information that we have filed with the SEC at the addresses indicated above and you may also access them electronically at the web site set forth above. These SEC filings are also available to the public from commercial document retrieval services.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission registration fee	$178
Accountants’ fees and expenses	$8,000
Legal fees and expenses	$25,000
Blue Sky fees and expenses	$2,500
Transfer Agent’s fees and expenses	$1,000
Printing and engraving expenses	$500
Miscellaneous	$500
Total Expenses	$37,678

All expenses are estimated except for the Securities and Exchange Commission registration fee.

Item 14.  Indemnification of Directors and Officers.

The statutes, charter provisions and other arrangements under which controlling persons, directors or officers of the Company are insured or indemnified against any liability which they may incur in such capacity are as follows:

Section 145 of the Delaware General Corporation Law (“DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

We have adopted provisions in our certificate of incorporation and bylaws to be in effect at the completion of this offering that limit or eliminate the personal liability of our directors to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

       •       any breach of the director’s duty of loyalty to us or our stockholders;

       •       any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

       •       any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

       •       any transaction from which the director derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, our bylaws provide that:

       •       we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

       •       we will advance reasonable expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers and certain employees, in connection with legal proceedings relating to their service for or on behalf of us, subject to limited exceptions.

Item 15.  Recent Sales of Unregistered Securities.

On November 6, 2009 we entered into an agreement with Real Estate Promotional Services, Inc. (“REPS”) a recently formed Florida corporation (the “Agreement”) whereby we agreed to purchase all of the issued and outstanding shares of common stock of REPS in consideration for the issuance of a convertible debenture in the amount of $250,000. The convertible debenture provides for interest at the rate of 10% per annum and will be due and payable six months from the closing date of the transaction. The debenture may be converted into shares of the Company’s common stock at the conversion rate of $1.00 per share at the option of either the Company or Jeff Crowe, the sole shareholder of REPS.

Item 16.  Exhibits and Financial Statement Schedules.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, CA, on February 12, 2010.

Catalyst Group Holdings Corp.

By:	/s/ Kenneth Green
Kenneth Green
Chief Executive Officer (Principal Executive Officer), Chief Financial Officer (Principal Financial Officer), Secretary, and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Kenneth Green	February 12, 2010
Kenneth Green
Director

Exhibit Index

3.1	Articles of Incorporation. Incorporated by reference to Exhibit 3.1(i) of the registrant’s Form 8-K filed on October 6, 2009.

3.6	Bylaws of Catalyst Group Holdings Corp. Incorporated by reference to Exhibit 3.2 of the Form 10 filed by Pop Starz Ventures 3, Inc. on September 12, 2008.

5.1	Legal Opinion of Whitley Law Group regarding the legality of the Common Stock being registered on this registration statement

10.1	Loan and Purchase Agreement between REPS and Catalyst Group Holdings Corp, dated as of November 9, 2009.

10.2	Deferred Compensation Agreement between Catalyst Group Holdings Corp. and Kenneth Stephen Green, dated as of November 6, 2009.

10.3	Change in Control Agreement between Catalyst Group Holdings Corp. and Kenneth Stephen Green, dated as of November 6, 2009.

10.4	Executive Employment Agreement between Catalyst Group Holdings Corp. and Kenneth Stephen Green, dated as of November 6, 2009.

10.5	Joint Venture Agreement between Catalyst Group Holdings Corp. and Kenneth Stephen Green, dated as of November 6, 2009.

10.6	Subscription agreement

23.1	Consent of Independent Auditors